Exhibit (17)(b)

Supplement to the Prospectus dated May 19, 2014

IMPORTANT NOTICE REGARDING CHANGE IN INVESTMENT POLICY

AND OTHER MATTERS

TRANSAMERICA SERIES TRUST

Transamerica PIMCO Real Return TIPS VP

Transamerica WMC Diversified Growth VP

Transamerica WMC Diversified Growth II VP

Transamerica Vanguard ETF Portfolio – Aggressive Growth VP

Supplement to the Currently Effective Prospectus, Summary Prospectuses

and Statement of Additional Information

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Transamerica PIMCO Real Return TIPS VP

Effective in the fourth quarter of 2014, Transamerica Asset Management, Inc. (“TAM”) will terminate its investment sub-advisory agreement with Pacific Investment Management Company LLC (“PIMCO”) with respect to Transamerica PIMCO Real Return TIPS VP (the “portfolio”) and will enter into a new investment sub-advisory agreement with PineBridge Investments LLC (“PineBridge”) with respect to the portfolio. An information statement will be mailed to portfolio investors to provide certain information about the new sub-adviser and the terms of the new sub-advisory agreement.

In connection with the change in sub-adviser, the portfolio’s investment objective and principal investment strategies (including the portfolio’s 80% investment policy), as well as the portfolio’s name, will change. The portfolio will also have a lower advisory fee schedule. These changes are described below.

The portfolio’s investment adviser, TAM, will remain the same.

Effective in the fourth quarter of 2014, the portfolio will be renamed Transamerica PineBridge Inflation Opportunities VP and the following information will supplement and supersede any contrary information contained in the Prospectus, Summary Prospectus, and Statement of Additional Information (“SAI”) concerning the portfolio:

INVESTMENT OBJECTIVE:

Seeks maximum real return, consistent with appreciation of capital.

PRINCIPAL INVESTMENT STRATEGIES:

The portfolio’s sub-adviser, PineBridge Investments LLC (the “sub-adviser”), seeks to achieve the portfolio’s investment objective by investing, under normal circumstances, at least 80% of the portfolio’s net assets (plus the amount of borrowings, if any, for investment purposes) in inflation-indexed fixed income securities issued by domestic and foreign governments (including those in emerging market countries), their agencies or instrumentalities, and corporations.

Inflation-indexed fixed income securities are structured to provide protection against the negative effects of inflation. The value of an inflation-indexed fixed income security’s principal or the interest income paid on the fixed income security is adjusted to track changes in an official inflation measure, usually the Consumer Price Index for Urban Consumers (“CPI-U”) with respect to domestic issuers.

The portfolio invests primarily in investment grade securities rated Baa3 or higher by Moody’s Investors Service, Inc. or equivalently by Standard & Poor’s Corporation or Fitch Inc., or, if unrated, determined by the sub-adviser to be of comparable quality, but may also invest in high yield securities (often referred to as “junk bonds”) rated below investment grade. The portfolio also may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar denominated securities of foreign and emerging market issuers. The portfolio may invest no more than 10% of its assets in high yield securities and emerging markets securities combined.

The portfolio may invest, without limitation, in derivative instruments, such as options, currency forwards, futures contracts or swaps, subject to applicable law and other restrictions described in the portfolio’s prospectus or SAI. The portfolio may lend its portfolio securities to brokers, dealers and other financial institutions to earn income. The portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls).

This portfolio is non-diversified.

Under adverse or unstable market, economic or political conditions, the portfolio may take temporary defensive positions in cash and short-term debt securities without limit. During periods of defensive investing, it will be more difficult for the portfolio to achieve its objective.

PRINCIPAL RISKS:

The following risks are deleted from the “Principal Risks” section:

Active Trading – The portfolio is actively managed and may purchase and sell securities without regard to the length of time held. Active trading may have a negative impact on performance by increasing transaction costs and may generate greater amounts of net short-term capital gains, which, for shareholders holding shares in taxable accounts, would be subject to tax at ordinary income tax rates upon distribution.

Equity Securities – Equity securities represent an ownership interest in an issuer, rank junior in a company’s capital structure and consequently may entail greater risk of loss than debt securities. Equity securities include common and preferred stocks. Stock markets are volatile. The price of equity securities fluctuates based on changes in a company’s financial condition and overall market and economic conditions. If the market prices of the equity securities owned by the portfolio fall, the value of your investment in the portfolio will decline.

Preferred Stock – Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. The value of preferred stock tends to vary more with fluctuations in the underlying common stock and less with fluctuations in interest rates and tends to exhibit greater volatility. Shareholders of preferred stock may suffer a loss of value if dividends are not paid and have limited voting rights.

Rule 144A and Privately Placed Securities – Rule 144A permits certain qualified institutional buyers, such as the portfolio, to trade in privately placed securities that have not been registered for sale to the public. Rule 144A and other privately placed securities may be deemed illiquid, and the portfolio might be unable to dispose of such securities promptly or at reasonable prices.

The following risks are added to the “Principal Risks” section:

Focused Investing – To the extent the portfolio invests in one or more countries, regions, sectors or industries, or in a limited number of issuers, the portfolio will be more susceptible to negative events affecting those countries, regions, sectors, industries or issuers. Local events, such as political upheaval, financial troubles, or natural disasters may disrupt a country’s or region’s securities markets. Geographic risk is especially high in emerging markets.

Yield – The amount of income received by the portfolio will go up or down depending on day-to-day variations in short-term interest rates, and when interest rates are very low the portfolio’s expenses could absorb all or a significant portion of the portfolio’s income.

SUB-ADVISER:

PineBridge Investments LLC has been a registered investment adviser since 1983. As of December 31, 2013, PineBridge Investments LLC, including its affiliates, has approximately $73.5 billion in total assets under management. The sub-adviser’s principal business address is 399 Park Avenue, 4th Floor, New York, NY 10022.

PORTFOLIO MANAGERS:

Name	Sub-Adviser	Positions Over Past Five Years
Amit Agrawal	PineBridge Investments LLC	Lead Portfolio Manager of the fund since 2014; Employee of PineBridge Investments LLC since 2002; Senior Portfolio Manager in the Fixed Income group

Robert A. Vanden Assem, CFA	PineBridge Investments LLC	Portfolio Manager of the fund since 2014; Employee of PineBridge Investments LLC since 2001; Managing Director and Head of Investment Grade Fixed Income

ADVISORY FEES:

TAM receives compensation, calculated daily and paid monthly, at the indicated annual rates (expressed as a percentage of the portfolio’s average daily net assets):

First $200 million	0.55%
Over $200 million up to $500 million	0.54%
Over $500 million	0.51%

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Transamerica WMC Diversified Growth VP

Transamerica WMC Diversified Growth II VP

Effective on or about July 1, 2014, the principal investment strategy of Transamerica WMC Diversified Growth VP and Transamerica WMC Diversified Growth II VP (each, a “portfolio”), as well as each portfolio’s name and portfolio manager, will change. In connection with the change in principal investment strategy, Transamerica WMC Diversified Growth VP will also have a lower advisory fee schedule, while the advisory fee schedule for Transamerica WMC Diversified Growth II VP will not change. These changes are described below.

Each portfolio will continue normally to invest at least 80% of its net assets in domestic common stocks. Each portfolio’s investment adviser, TAM, will remain the same.

Effective on or about July 1, 2014, Transamerica WMC Diversified Growth VP will be renamed Transamerica WMC US Growth VP and Transamerica WMC Diversified Growth II VP will be renamed Transamerica WMC US Growth II VP and the following information will supplement and supersede any contrary information contained in the Prospectus, Summary Prospectus, and Statement of Additional Information (“SAI”) concerning each portfolio:

PRINCIPAL INVESTMENT STRATEGIES:

The portfolio invests, under normal circumstances, at least 80% of its net assets (plus the amount of borrowings, if any, for investment purposes) in domestic common stocks. The portfolio invests primarily in common stocks of growth-oriented companies. Portfolio construction emphasizes stock specific risk while minimizing other sources of broad market risk. The goal is a portfolio whose relative performance is not dependent on the market environment.

The portfolio’s sub-adviser, Wellington Management Company, LLP (the “sub-adviser”), employs a “bottom up” approach, using fundamental analysis to identify specific securities within industries or sectors for purchase or sale. A “bottom-up” approach evaluates individual companies in the context of broader market factors.

The sub-adviser’s stock selection process is derived from its observation that the quality and persistence of a company’s business is often not reflected in its current stock price. Central to the investment process is, fundamental research focused on uncovering companies with improving quality metrics, business momentum, and attractive relative valuations. The investment process is aided by a proprietary screening process that narrows the investment universe to companies that are consistent with the investment philosophy.

The initial investment universe is comprised of:

•	Securities held in the Russell 1000® Growth and S&P 500® Growth Indexes

•	Equity securities within the market-cap range of the index with historical or projected growth rates greater than the Russell 1000® Index median

•	Stocks that meet other growth criteria as determined by the team

Consistent with the portfolio’s objective and other policies, the portfolio may invest to a lesser extent in derivatives, including futures, forwards, options and swaps. The portfolio may invest up to 20% of its total assets in foreign securities (not including American Depositary Receipts, American Depositary Shares or U.S. dollar denominated securities of foreign issuers).

Under adverse or unstable market, economic or political conditions, the portfolio may take temporary defensive positions in cash and short-term debt securities without limit. During periods of defensive investing, it will be more difficult for the portfolio to achieve its objective.

PORTFOLIO MANAGER:

Name	Sub-Adviser	Positions Over Past Five Years
Mammen Chally, CFA	Wellington Management Company, LLP	Portfolio Manager of the portfolio since 2014; Vice President and Equity Portfolio Manager of Wellington Management Company, LLP; joined the firm as an investment professional in 1994

ADVISORY FEES:

TAM receives compensation, calculated daily and paid monthly, at the indicated annual rates (expressed as a percentage of the portfolio’s average daily net assets):

Transamerica WMC US Growth VP
First $150 million	0.70%
Over $150 million up to $650 million	0.67%
Over $650 million up to $1.15 billion	0.65%
Over $1.15 billion up to $2 billion	0.625%
Over $2 billion up to $3 billion	0.61%
Over $3 billion up to $4 billion	0.60%
Over $4 billion	0.58%
Transamerica WMC US Growth II VP	0.30%

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Transamerica Vanguard ETF Portfolio – Aggressive Growth VP

The Board of Trustees has approved a reorganization pursuant to which the assets of Transamerica Vanguard ETF Portfolio – Aggressive Growth VP (the “Target Portfolio”) would be acquired, and its liabilities would be assumed, by Transamerica Vanguard ETF Portfolio – Growth VP (the “Acquiring Portfolio”) in exchange for shares of the Acquiring Portfolio. The Target Portfolio would then be liquidated, and shares of the Acquiring Portfolio would be distributed to Target Portfolio investors.

Under the reorganization, Target Portfolio investors would receive shares of the Acquiring Portfolio with the same aggregate net asset value as their shares of the Target Portfolio. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by Target Portfolio investors as a result of the reorganization.

The reorganization does not require investor approval but is subject to the satisfaction of certain conditions. An information statement describing the reorganization will be mailed to Target Portfolio investors in advance of the closing of the reorganization. If the closing conditions are satisfied, the reorganization is expected to occur in the fourth quarter of 2014. Prior to the reorganization, investors can continue to purchase, redeem and exchange shares subject to the limitations described in the Prospectus.

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Investors Should Retain this Supplement for Future Reference

May 19, 2014

Supplement to the Prospectus dated June 9, 2014

TRANSAMERICA SERIES TRUST

Transamerica Legg Mason Dynamic Allocation – Balanced VP

Transamerica Legg Mason Dynamic Allocation – Growth VP

Supplement to the Currently Effective Prospectus and Summary Prospectuses

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The following replaces the corresponding information in the Prospectus and Summary Prospectus relating to Transamerica Legg Mason Dynamic Allocation – Balanced VP under the section entitled “Performance”:

The Composite Benchmark consists of the following: S&P 500®, 40%; Barclays U.S. Aggregate Bond Index, 35%; Barclays Long Treasury Index, 15%; MSCI Europe, Australasia, Far East Index, 5%; and Russell 2000® Index, 5%.

The following replaces the corresponding information in the Prospectus and Summary Prospectus relating to Transamerica Legg Mason Dynamic Allocation – Growth VP under the section entitled “Performance”:

The Composite Benchmark consists of the following: S&P 500®, 56%; Barclays U.S. Aggregate Bond Index, 21%; Barclays Long Treasury Index, 9%; MSCI Europe, Australasia, Far East Index, 7%; and Russell 2000® Index, 7%.

Effective May 30, 2014, the following replaces the information in the Prospectus relating to Legg Mason Global Asset Allocation, LLC under the section entitled “Shareholder Information – Sub-Adviser(s)”:

Portfolio	Sub-Adviser	Sub-Adviser Address
Transamerica Legg Mason Dynamic Allocation – Balanced VP Transamerica Legg Mason Dynamic Allocation – Growth VP	Legg Mason Global Asset Allocation, LLC	880 Third Avenue New York, New York 10022

Effective May 30, 2014, the following replaces the information in the Prospectus relating to Legg Mason Global Asset Allocation, LLC under the section entitled “Shareholder Information – Portfolio Manager(s)”:

Name	Sub-Adviser	Positions Over Past Five Years
Y. Wayne Lin	Legg Mason Global Asset Allocation, LLC	Portfolio Manager of the portfolio since 2012; joined Legg Mason Global Asset Allocation, LLC in 2005

Thomas Picciochi	Legg Mason Global Asset Allocation, LLC	Portfolio Manager of the portfolio since 2014; joined Legg Mason Global Asset Allocation, LLC in 2014; portfolio manager for QS Investors from 2010-2014; senior portfolio manager for Deutsche Asset Management from 1999-2010

Ellen Tesler	Legg Mason Global Asset Allocation, LLC	Portfolio Manager of the portfolio since 2014; joined Legg Mason Global Asset Allocation, LLC in 2014; portfolio manager for QS Investors from 2010-2014; portfolio manager for Deutsche Asset Management from 2003-2010

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Effective June 30, 2014, Legg Mason Global Asset Allocation, LLC’s name will change to QS Legg Mason Global Asset Allocation, LLC.

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Investors Should Retain this Supplement for Future Reference

June 9, 2014

Supplement to the Prospectus dated July 1, 2014

TRANSAMERICA SERIES TRUST

Transamerica WMC US Growth VP (the “portfolio”)

(Formerly, Transamerica WMC Diversified Growth VP)

Supplement to the Currently Effective Prospectus and Summary Prospectus

Effective July 1, 2014, the following information will supplement and amend the information contained in the “Fees and Expenses” and “Example” sections of the Prospectus and Summary Prospectus concerning the portfolio:

Fees and Expenses: This table describes the fees and expenses that you may pay if you buy and hold portfolio shares, but it does not reflect any charges that are, or may be, imposed under your variable life insurance policy or variable annuity contract. If such charges were reflected, fees would be higher.

Shareholder Fees (fees paid directly from your investment)

Class of Shares
	Initial	Service
Maximum sales charge (load) imposed on purchases (as a percentage of offering price)	None	None
Maximum deferred sales charge (load) (as a percentage of purchase price or redemption proceeds, whichever is lower)	None	None

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class of Shares
	Initial	Service
Management fees[1]	0.64%	0.64%
Distribution and service (12b-1) fees	0.00%	0.25%
Other expenses	0.06%	0.06%
Total annual fund operating expenses	0.70%	0.95%

1	Management fees have been restated to reflect a reduction in advisory fees effective July 1, 2014.

Example: This Example is intended to help you compare the cost of investing in the portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the portfolio for the time periods indicated and then redeem all shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the portfolio’s operating expenses remain the same. The Example does not reflect charges that are, or may be, imposed under your variable life insurance policy or variable annuity contract. If such charges were reflected, costs would be higher. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

Share Class	1 year	3 years	5 years	10 years
Initial	$72	$256	$457	$1,035
Service	$97	$303	$525	$1,166

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Investors Should Retain this Supplement for Future Reference

July 1, 2014